Exhibit 99(p)(5)

Amndment No. 1 to Code Ethics Policies

Effective February 17, 2009

Personal Investment Transaction

Personal Investment Transactions

Effective January 1, 2009

I.Personal Investment Transactions

A.	Trading Restrictions

The following section hereby replaces the “Trading Restrictions” section in its entirety:

“In addition to the more general restrictions discussed above, the Firm has adopted other restrictions on personal investment transactions.

Remember these are limits on what you can do directly or indirectly, for your own account or for any account in which you may have a “beneficial interest.” Except as otherwise noted below, the trading restrictions do not apply to Outside Fiduciary Accounts.

No Access Person may:

B.	Enter into an uncovered short sale.

C.	Write an uncovered option.

D.	Acquire any non-exempt Security in an IPO (remember that under FINRA rules, you also may be prohibited from participating in any IPO).

E.	Purchase Securities offered in a hedge fund, other Private Placements, or other Limited Offering (other than those sponsored by the Firm) without the prior approval from the Approving Officers.

•

Requests for approval are made by submitting an online PTAF at http://tcw.starcompliance.com. When considering approval of the online request, the Approving Officers will take into consideration whether the investment opportunity you have been offered should be reserved for the Firm’s clients and whether the opportunity is being offered to you by virtue of your position with the Firm. If you or your department wants to purchase on behalf of a Firm client the Security of an issuer or its affiliate where you have a beneficial interest (including through an Outside Fiduciary Account) in the Securities of that issuer through Private Placements, you must first disclose your interest to an Approving Officer. In such an event, the Approving Officers will independently review the proposed investment decision. Written records of any such

Exhibit 99(p)(5)

Amndment No. 1 to Code Ethics Policies

Effective February 17, 2009

Personal Investment Transaction

Personal Investment Transactions

circumstance should be sent to the Personal Securities Administrator.

•	Requests for transfers of interest in Firm-sponsored Private Placements, other than estate planning or those that are court-mandated, require pre-approval from the Approving Officers.

F.	Purchase or sell any Security that is subject to a firm-wide restriction or a department restriction by his or her department. An exemption to trading a restricted list security may be granted under certain conditions, such as when the request occurs outside of a restricted time window period or is confirmed not to violate Chinese Walls, or when the purchase will not violate agreements with issuers or not exceed regulations relating to quantities of the Security that may be held by the Firm.

G.	Purchase or otherwise acquire any third-party mutual fund advised or sub-advised by the Firm (For a list of those mutual funds, see Prohibited Third-Party Mutual Funds).

H.	Have (i) more than four Roundtrip Trades in a TCW Fund, other than the TCW Money Market Fund, in a calendar year and (ii) have more than four Roundtrip Trades in a TCW Fund through the TCW Profit Sharing and Savings Plan (“TCW 401(k) Plan”) or the TCW Deferred Compensation Plan in a calendar year. This in effect means that LIFO (last in, first out) applies for matching purposes. Also, the dollar amount of the purchase and the redemption do not need to match or even correlate with one another for a Roundtrip Trade to occur. Pre-instructed transactions that occur automatically following the instruction (“Auto-Trades”), such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs, are not considered to be a purchase or sale for the purpose of determining whether a Roundtrip Trade has occurred.

Exhibit 99(p)(5)

Amndment No. 1 to Code Ethics Policies

Effective February 17, 2009

Personal Investment Transaction

Personal Investment Transactions

I.	Redeem shares of a TCW Fund within 15 calendar days of the purchase of a share in that TCW Fund (other than the TCW Money Market Fund or an Auto-Trade).

J.	Redeem shares of a TCW Fund held through the TCW 401(k) Plan or the TCW Deferred Compensation Plan within 15 calendar days of the purchase of a share in that TCW Fund (other than the TCW Money Market Fund or an Auto-Trade) or purchase shares of any TCW Fund held through the TCW 401(k) Plan or the TCW Deferred Compensation Plan within 15 calendar days of a redemption of a share in any TCW Fund (other than the TCW Money Market Fund or an Auto-Trade).

Note that the redemption fees imposed by any TCW Fund will be applicable to transactions in the TCW 401(k) Plan or the TCW Deferred Compensation Plan.

Investment Personnel who either manage or otherwise provide advice or execution services for a registered investment company (including the TCW Funds) may not:

K.	Profit from the purchase or sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. This applies to any Security, whether or not it is held in any client portfolio at the Firm, but does not apply to transactions in the TCW Funds. A LIFO system will be used to match transactions (meaning most recent purchases will be matched against a given sale). You also should note that this prohibition would effectively limit the utility of options trading and short sales of Securities and could make legitimate hedging activities less available. Any profits realized on such short-term trades will be subject to disgorgement. Note, however, that if you receive preclearance for a purchase or sale of an ETF, that transaction will automatically be deemed exempt from this 60 calendar day requirement.

Because of the Firm’s portfolio management support structure, securities analysts and securities traders should assume that they are subject to the trading restrictions unless they have received specific confirmation to the contrary from the Chief Compliance Officer. Note that a person’s status or duties may change that could result in him or her subsequently being subject to trading restrictions. If you have any questions resulting from such a change, consult with the Personal Securities Administrator.

Exhibit 99(p)(5)

Amndment No. 1 to Code Ethics Policies

Effective February 17, 2009

Personal Investment Transaction

Personal Investment Transactions

Additionally, no portfolio manager may:

L.	Purchase or sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days BEFORE that Security is bought or sold on behalf of any Firm client for which the portfolio manager serves as portfolio manager. Violation of this prohibition will require reversal of the transaction, and any resulting profits will be subject to disgorgement.

M.	Purchase any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days after that Security is sold or sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days AFTER that Security is bought on behalf of any Firm client for which the portfolio manager serves as portfolio manager.

N.	In addition, any portfolio manager who manages a registered investment company may not purchase or sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days AFTER that Security is bought or sold on behalf of a registered investment company for which the portfolio manager serves as investment manager. Violation of these prohibitions will require reversal of the transaction and any resulting profits will be subject to disgorgement.

Any profits required to be disgorged will be given to a charity under the Firm’s direction.”